ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated: June 10, 2008

100% Principal Protected Notes Linked to the Deutsche Bank Liquid

Commodity Index – Mean Reversion Plus™ Excess Return

■  6 Year Maturity  ■

Indicative Terms & Conditions – June 10, 2008	Offering Period: June 9, 2008 – July 1, 2008

Summary Terms

Issuer	:	Deutsche Bank AG, London Branch (Moody’s Aa1, S&P’s AA)†

Offering	:	100% Principal Protected Notes linked to the Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return Index due July 7, 2014 (the “Notes”)

Denomination	:	$1,000 per Note and increments of $1,000 in excess thereof

Index	:	Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return (the “Index”) Bloomberg: DBLCMPUE <INDEX>

Index Starting Level	:	Official closing level of the Index on the Trade Date

Index Return	:	( Index Ending Level	)-1
Index Starting Level

Index Ending Level	:	Official closing level of the Index on the Final Valuation Date

Participation Rate	:	100%

Payment Amount at Maturity	:

The Note holder will receive at Maturity for each Note:

•   If the Index Return is positive:

$1,000 + ($1,000 x Index Return x Participation Rate),

•   If the Index Return is negative or zero:

$1,000 for each $1,000 Note principal amount

Listing	:	Unlisted – Indicative secondary pricing may be obtained on Bloomberg Page: DBCN4 <GO>

Form of Security	:	Global, Book Entry. The Notes will be represented by a single registered global security deposited with the Depository Trust Company

Agents	:	Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas

Discounts and Commissions	:

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will receive or allow as a concession to other dealers discounts and commissions of up to 3.75% or $37.50 per $1,000 Note principal amount.

Security Codes	:	CUSIP: 2515A0 NZ 2 ISIN: US2515A0NZ20

Relevant Dates

Offering Period	:	June 9, 2008 – July 1, 2008 at 10:30 a.m. (EST)

Trade Date	:	July 1, 2008

Initial Settlement Date	:	July 7, 2008 (three Business Days following the Trade Date)

Final Valuation Date	:	July 1, 2014

Maturity Date	:	July 7, 2014 (three Business Days following the Final Valuation Date)

†	A credit rating is not a recommendation to buy, sell, or hold the Notes, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the Notes other than the ability of the Issuer to meet its obligations.

100% Principal Protected Notes Product Snapshot

Indicative Terms

Structure:

• Index:	Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return (Bloomberg: DBLCMPUE <INDEX>)
• Maturity:	Six Years
• Downside Risk:	100% Principal Protected
• Upside Participation:	100% upside participation in the Index

Best Case Scenario:

•	If the Index increases, investors will receive 100% of the performance of the Index at maturity
•	Investment in the Notes is not callable or averaged

Worst Case Scenario:

•	If the Index declines below the Index Starting Level, investors will receive their initial investment

Risk Considerations:

•	Return on the Notes is linked to the performance of the Index
•	An investment in the Notes is subject to the credit of the Issuer

Investing in the Notes involves a number of risks. See “Selected Risk Factors” on the last page of this product snapshot, “Selected Risk Considerations” in the accompanying term sheet and “Risk Factors” in the accompanying product supplement.

Hypothetical Scenario Analysis at Maturity:

•	Hypothetical scenario analysis contained herein does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the Notes.
•

No representation is made that any trading strategy or account will, or is likely to, achieve returns similar to those shown. Hypothetical results are neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from the analysis below.

Selected Risk Factors

•

MARKET RISK — The return on the Notes at maturity is linked to the value of a commodity-linked index and enables you to participate in the potential increases in the value of the Index during the term of the Notes. The return on the Notes will depend on whether, and the extent to which, the Index Return is positive. If the Index Return is zero or negative, at maturity investors will receive only the principal amount of their initial investment in the Notes.

•

THE RISK OF INVESTING IN COMMODITIES CAN BE SUBSTANTIAL — The price of the Notes and the commodities which comprise the Index may be affected by numerous market factors, including events in the equity markets, the bond market and the foreign exchange market, fluctuations in interest rates, and world economic, political and regulatory events. A rise in the value of one commodity may be offset by a fall in the value of one or more of the other commodities comprising the Index.

•

YOUR RETURN ON THE NOTES WILL BE DEPENDENT ON THE CHANGE IN THE VALUE OF THE INDEX DURING THE TERM OF THE INSTRUMENT — There is no assurance that the commodities which comprise the Index will have positive or negative performance and past performance of any of the commodities which comprise the Index is not a guarantee, nor necessarily indicative, of their future performance.

•

THE INDEX MAY NOT FULLY REFLECT ANY APPRECIATION OF THE DEUTSCHE BANK LIQUID COMMODITY INDEX - MEAN REVERSION EXCESS RETURN (THE “UNDERLYING INDEX”) AND THE MOMENTUM STRATEGY MAY NOT EFFECTIVELY PROTECT THE INDEX FROM DECLINES IN THE UNDERLYING INDEX — The Index takes the strategy of investing fully or partially in the Underlying Index based on the view that the Underlying Index exhibits momentum. The proportion of the Index invested in the Underlying Index, which we refer to as the “Index Weight”, is determined by how well the Underlying Index has performed over the previous year, with greater weight being given to the Underlying Index’s performance over recent months. We cannot guarantee that this strategy will be successful or that the assumptions on which the strategy is predicated are accurate. When the Underlying Index’s performance has been negative for significant periods during the previous year, the Index Weight will be less than 100%, in which case the Index performance will not fully reflect any subsequent appreciation of the Underlying Index. For example, the Underlying Index may experience a downward trend, leading to a reduction in the Index Weight, followed by a recovery, in which case the Index will not fully participate in the gains realized by the Underlying Index during the recovery. Likewise, if the Underlying Index has appreciated over recent periods then undergoes a sudden, significant decline, the Index Weight will be 100% or close to 100% and the Index will participate largely or fully in such decline. In such case, the momentum strategy will not effectively protect holders of the Notes from the decline in the Underlying Index. Unless the Index Weight is 0%, the Index will participate at least partially in any decline in the Underlying Index.

•

A LIQUID SECONDARY MARKET FOR THE NOTES DOES NOT EXIST — Deutsche Bank AG does not guarantee an early redemption price for the Notes. If requested by an investor, Deutsche Bank AG may, at its sole discretion, provide a quote depending on a number of factors such as market conditions.

•

THE RECEIPT BY THE INVESTOR OF MONIES OWED UNDER THE NOTES IS SUBJECT TO AND DEPENDENT ON DEUTSCHE BANK AG’S ABILITIES TO PAY SUCH MONIES — Consequently, investors are subject to a counterparty risk and are susceptible to risks relating to the creditworthiness of Deutsche Bank AG.

Please see “Risk Factors” in accompanying product supplement T-1 and “Selected Risk Considerations” in accompanying term sheet No. 412T-1.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this product snapshot relates. Before you invest, you should read the prospectus in that registration statement and the other documents, including term sheet No. 412T-1, relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement T-1, addendum to product supplement T-1 and term sheet No. 412T-1 and this product snapshot if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. We will notify you in the event of any changes to the terms of the Notes, and you will be asked to accept such changes in connection with your purchase of any Notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the Notes.

The Deutsche Bank Liquid Commodity Index – Mean Reversion Plus™ Excess Return is an intellectual property of Deutsche Bank AG. “Deutsche Bank Liquid Commodity Index – Mean Reversion™” is a trade mark of Deutsche Bank AG. Deutsche Bank AG reserves all the rights, including copyright, to the Index.

NOT FDIC/NCUA INSURED / MAY LOSE VALUE / NO BANK GUARANTEE NOT A DEPOSIT / NOT INSURED BY ANY FEDERAL GOVERNMENTAL AGENCY